Exhibit 5.1

Form of opinion of Stibbe, Dutch counsel to Constellium Holdco B.V., as to the validity of the Class A ordinary shares

Constellium N.V. Tupolevlaan 41-61 1119 NW Schiphol-Rijk The Netherlands	Stibbe London B.V. 53 New Broad Street London EC2M 1JJ United Kingdom T +44 20 7151 09 20 F +44 20 7151 09 30 www.stibbe.com Date 13 September 2016
Constellium N.V.—SEC Exhibit 5.1 form of opinion letter

Ladies and Gentlemen,

(1)	We have acted as counsel as to matters of Netherlands law to Constellium N.V. (the “Company”) in connection with the offering (the “Offering”) by the selling shareholders as listed in the Registration Statement (as defined below) of up to 1,836,710 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company (the “Shares”).

This opinion is furnished to you in order to be filed as an exhibit to the form F-3 registration statement relating to the Offering filed by you with the U.S. Securities and Exchange Commission (the “Registration Statement”).

(2)	For the purpose of this opinion, we have exclusively examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the deed of incorporation of the Company dated 14 May 2010 and its articles of association (statuten) as amended on 18 August 2015, which according to the Extract referred to below are the articles of association of the Company as currently in force;

(c)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”); and

(d)	the shareholders register of the Company.

(3)	References to the Civil Code, the Bankruptcy Act, the Code of Civil Procedure, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wetboek van Burgerlijke Rechtsvordering, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended. In this opinion, “the Netherlands” refers to the European part of the Kingdom of the Netherlands and “EU” refers to the European Union.

Stibbe London B.V. is registered with the Registrar of Companies for England and Wales under numbers FC025331 and BR007672 and with the Dutch Chamber of Commerce under number 34206454. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe London B.V., which is governed exclusively by Dutch law. The general conditions of Stibbe London B.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

(4)	In rendering this opinion we have assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at their date, and have through the date hereof remained, accurate and in full force and effect without modification;

(b)	that the Company has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has ceased to exist due to merger (fusie) or demerger (splitsing); although not constituting conclusive evidence, this assumption is supported by the contents of the Extract and by our online search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(c)	that none of the insolvency proceedings listed in Annex A, as amended, to Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings has been declared applicable to the Company by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands; although not constituting conclusive evidence, this assumption is supported by our online search of the section on EU Registrations of the Central Insolvency Register (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(d)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Trade Register with respect to the Company; and

(e)	that the information set forth in the shareholders register of the Company is complete and accurate on the date hereof.

(5)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any provisions of EU law having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(6)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(b)	the Shares are validly issued and fully paid and will be non-assessable.

(7)	The term “non-assessable” as used in this opinion means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

(8)	We express no opinion as to the accuracy of any representations given by the Company, or any other party (express or implied) under or by virtue of the Registration Statement;

(9)	As to matters of fact, we have relied upon oral and written representations and certificates or comparable documents of responsible officers and representatives of the Company.

(10)	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe London B.V. (“Stibbe”) and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands, and (ii) such liability, if any, shall be limited to Stibbe only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe’s professional insurance in the particular instance and any applicable deductible payable thereunder.

(11)	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for the sole purpose of the registration of the Shares with the United States Securities and Exchange Commission. We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. However, it may not be otherwise disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

Yours faithfully,

Stibbe London B.V.

Hans Witteveen